Exhibit 99.1

NEWS RELEASE

Contacts:	Dudley W. Mendenhall K2 Inc. Sr. Vice President and Chief Financial Officer 760.494.1000 Andrew Greenebaum/Chad Jacobs - Investor Relations Integrated Corporate Relations 310.395.2215 or 203.682.8200

K2 INC. REPORTS RESULTS FOR FOURTH QUARTER 2004 AND

PROVIDES GUIDANCE FOR 2005

•      Q4 2004 sales of $339 million, and 2004 fiscal year sales of $1.2 billion, an increase of 75% and 67%, respectively

•      Q4 2004 diluted earnings per share of $0.18, and 2004 fiscal year diluted earnings per share of $0.86, in line with previous guidance, an increase of 157% and 95%, respectively

•      For fiscal year 2005, GAAP diluted earnings per share forecast in the range of $0.75 to $0.79, and Adjusted diluted earnings per share forecast in the range of $0.87 to $0.91, as compared to Pro Forma Adjusted diluted earnings per share of $0.65 in 2004. This guidance does not account for potential acquisitions

•      K2 Board authorizes a share repurchase program of up to $50 million

Carlsbad, California – March 1, 2005 — K2 Inc. (NYSE: KTO) today reported net sales for the fourth quarter ended December 31, 2004 of $338.9 million, an increase of 75% from $193.8 million in the prior year, and diluted earnings per share of $0.18, a 157% increase over the fourth quarter of 2003. Operating income in the fourth quarter of 2004 was $21.5 million, a 294% increase from the 2003 comparable period, and net income was $8.8 million, a 310% increase from the fourth quarter of 2003.

Net sales for the twelve month period ended December 31, 2004 were $1.2 billion, an increase of 67% over the 2003 comparable period, and diluted earnings per share of $0.86, an increase of 95% over the 2003 comparable period. Operating income for the twelve month period ended December 31, 2004 was $81.0 million, a 153% increase over the 2003 comparable period, and net income was $38.9 million, a 241% increase over the 2003 comparable period. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “2004 was an excellent year for K2 as evidenced by organic sales growth of approximately 9%, excluding the previously forecast decline in in-line skate sales, and dramatic growth in margins and profitability. Our acquisitions of Völkl and Marker have significantly strengthened our global winter products business, and Marmot and Ex Officio are the cornerstones of our technical apparel platform.”

“For our 2005 guidance, comparability with the first and second quarters of 2004 is complicated by two key factors. The first is the timing of the acquisitions of Völkl, Marker and Marmot at mid-year. They are highly seasonal businesses and normally generate losses in the first six months of the year, which are not reflected in our full year 2004 GAAP financial figures. Secondly, we are incurring non-cash amortization charges related to recent acquisitions, non-cash stock compensation expense, and significant expenses associated

K2 Inc.

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with compliance under Section 404 of the Sarbanes-Oxley Act. While we believe we have just begun to realize the revenue and operational synergies available as a result of our recent transactions, we remain cautious about the timing of their impact. We have seen our EBITDA grow from $41.2 million in 2002 to $50.6 million in 2003 and $114.1 million in 2004, and we project over $120 million in 2005. Given the complexity of the industry’s seasonal business, we operate with particular attention to EBITDA and free cash flow. In 2004, K2 generated approximately $53 million in free cash flow, defined as net income plus non-cash taxes before acquisitions and growth in working capital.”

See Table B below for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow (“Free Cash Flow”).

Share Repurchase Program

K2’s Board of Directors authorized the repurchase of the Company’s common stock as a means to enhance shareholder value. Depending on market conditions, K2 may repurchase up to $50 million of the Company’s common stock periodically in open market or privately negotiated transactions in accordance with applicable laws. The Company will use its available cash resources to fund the stock repurchase program.

Review of 2004 Fourth Quarter and Twelve Month Sales and Profit Results

Comparable Sales Trends

K2’s net sales in the fourth quarter of 2004 were $210.9 million, excluding the net sales from businesses acquired by K2 during 2004 and the incremental net sales from the Brass Eagle acquisition which closed at the end of the 2003 fourth quarter. K2’s net sales in the fourth quarter of 2003 were $193.8 million, which reflects a sales increase of 8.8% excluding the impact of acquisitions, for the 2004 fourth quarter.

Profit Trends

Gross profit in the fourth quarter of 2004 increased to 34.5% of net sales, as compared to 29.8% in the comparable 2003 period. Gross profit for the twelve months ended December 31, 2004 increased to 33.3% of net sales, as compared to 30.6% for the 2003 comparable period. Gross profit as a percentage of net sales in the 2004 fourth quarter benefited from higher gross margins in the Action Sports and Apparel and Footwear segments.

Operating income as a percentage of net sales for the fourth quarter of 2004 increased to 6.3% compared to 2.8% in the comparable 2003 period. Operating income improved to 6.7% of net sales for the twelve months ended December 31, 2004 as compared to 4.5% for the 2003 comparable period. Selling, general and administrative expenses were 28.1% of net sales in the fourth quarter of 2004 as compared to 27.0% of net sales in the prior year. For the twelve months ended December 31, 2004, selling, general and administrative expenses increased slightly as a percentage of net sales to 26.6% as compared to 26.1% in the prior year.

Fourth Quarter Segment Review

Due to the acquisitions of Ex Officio and Marmot in the 2004 second and third quarters, respectively, K2 formed an Apparel and Footwear segment in the 2004 third quarter that also includes Earth Products. Earth Products was formerly included in the Action Sports segment.

K2 Inc.

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Marine and Outdoor

Shakespeare fishing tackle and monofilament, and Stearns marine and outdoor products, generated sales of $62.2 million in the fourth quarter of 2004, an increase of 2.8% from the comparable quarter in 2003. Sales increases were driven by growth in children’s flotation devices and the addition of All-Star® rods and ATV accessory product lines during 2004.

Team Sports

Rawlings, Worth, and K2 Licensing & Promotions had total sales of $54.4 million in the 2004 fourth quarter, up 14.3% from the 2003 period. Growth was primarily driven by the acquisition of K2 Licensing & Promotions in January 2004.

Action Sports

Sales of skis, snowboards, in-line skates, bikes, snowshoes and paintball products totaled $178.4 million in the fourth quarter of 2004, an increase of 130.1% over the 2003 fourth quarter. Growth was driven by double digit increases in sales of K2 skis and snowshoes, improved sales of snowboards, and the acquisitions of Völkl and Marker at the beginning of the third quarter of 2004.

Apparel and Footwear

Earth Products, Ex Officio and Marmot had sales of $43.9 million in the fourth quarter of 2004, an increase of 437.4% over the 2003 period. The increase was due to 58.4% growth in technical skate footwear and apparel and the acquisitions of Ex Officio and Marmot in the second and third quarters, respectively, of 2004.

The segment information presented below is for the twelve months ended December 31:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2004	2003 (a)	2004	2003 (a)
	(in millions)
Marine and Outdoor (b)	$336.9	$324.0	$42.4	$44.4
Team Sports	250.4	116.9	2.4	(12.1)
Action Sports	502.7	247.0	39.3	4.7
Apparel and Footwear	110.7	30.6	11.0	0.9

Total segment data	$1,200.7	$718.5	95.1	37.9

Corporate expenses, net			(13.9)	(5.8)

Gain on sale of operating division			—	2.2

Debt extinguishment costs			—	(6.7)

Interest expense			(21.4)	(10.0)

Income before provision for income taxes			$59.8	$17.6

(a)    Results for the twelve months ended December 31, 2003 do not include the results of K2 Licensing & Promotions, Ex Officio, Marmot, Völkl and Marker or K2’s other acquisitions during 2004 since these companies were acquired by K2 Inc. subsequent to December 31, 2003. In addition, the 2003 results only include approximately nine months, three months and less than three weeks of results of Rawlings, Worth and Brass Eagle, respectively, which were acquired on March 26, 2003, September 16, 2003 and December 8, 2003, respectively.

(b)    Results for periods after the divestiture in May 2003 and the twelve months ended December 31, 2004 do not include the sales or operating income of the composite utility and light pole product lines. Sales and operating income for this business in the twelve months ended December 31, 2003 were $12.6 million and $0.8 million, respectively.

K2 Inc.

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Balance Sheet

K2’s balance sheet at December 31, 2004 reflects acquisitions and the related seasonal working capital requirements of the acquired businesses. At December 31, 2004, cash and accounts receivables increased to $395.5 million as compared to $246.1 million at December 31, 2003, and inventories at December 31, 2004 increased to $325.1 million from $237.2 million at December 31, 2003, in each case primarily as a result of the acquisitions that occurred after December 31, 2003.

The Company’s total debt increased to $415.9 million at December 31, 2004 from $216.1 million at December 31, 2003. The increase in debt as of December 31, 2004 is primarily the result of the Company’s acquisitions during 2004, including the related seasonal working capital requirements of the acquired businesses and the issuance of $200 million of senior notes in July 2004.

Primarily as the result of the acquisitions of K2 Licensing & Promotions in the 2004 first quarter, Marmot, Völkl and Marker in the 2004 third quarter, and the Company’s offering of common stock, the Company increased its number of shares of common stock outstanding by 1.0 million shares, 2.8 million shares, 1.8 million shares and 6.4 million shares, respectively, to 46.8 million shares outstanding at December 31, 2004 as compared to 33.4 million shares outstanding at December 31, 2003.

Sarbanes-Oxley Act of 2002

Section 404 of the Sarbanes-Oxley Act of 2002 requires K2, commencing with its 2004 Annual Report, to provide management’s annual report on its assessment of the effectiveness of its internal control over financial reporting and, in connection with such assessment, an attestation report from its independent registered public accountant, Ernst & Young LLP. In order to comply with the requirements of Section 404, K2 estimates that it incurred total expenses of approximately $2.5 million in 2004, and projects total expenses of approximately $3.1 million in 2005.

Adjusted and Pro Forma Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash expenses including: amortization of purchased intangibles resulting from K2’s acquisition activities in 2003 and 2004; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s acquisition activities during 2003 and 2004; and non-cash stock-based compensation expense. K2’s management believes the Adjusted financial measures are useful to evaluate K2’s operations.

K2 Inc. is also providing 2003 and 2004 results on a pro forma basis (“Pro Forma”) that reflects the adjustments made in the 2003 and 2004 Adjusted results but also includes the pro forma results of the acquisition of Marmot as if it was acquired on January 1, 2003, the acquisitions of Völkl and Marker as if they were acquired on April 1, 2003, the pro forma impact of additional interest expense resulting from K2’s issuance of $200 million of senior notes used for the acquisitions as if the notes were issued on January 1, 2003 and the pro forma impact of additional shares of common stock resulting from the acquisitions and K2’s equity offering in July 2004 as if the acquisitions and the equity offering were completed on January 1, 2003. See Table B below for an explanation of the “Adjusted” and “Pro Forma” presentations.

K2 Inc.

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On June 30, 2004, K2 acquired Marmot, a premium manufacturer of technical performance apparel, and on July 7, 2004 acquired Völkl and Marker, premium manufacturers of alpine skis, bindings and snowboards. Due to the seasonality of their product lines, Völkl, Marker, and Marmot normally incur losses in the first and second quarters, and are profitable in the last two quarters of the year. As detailed in Table B, Pro Forma Adjusted diluted earnings per share for 2004 equals $0.64 assuming the acquisitions of Marmot, Völkl and Marker were completed on January 1, 2004. These results do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. These adjustments also do not include the results of operations of certain other acquisitions completed by K2 during 2003 and 2004 because the effects of such acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations. Nonetheless, K2’s management believes the Pro Forma Adjusted financial measures for 2003 and 2004, although not indicative of future performance, are useful for comparison against K2’s operations in the future.

Outlook for 2005

For fiscal year 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.75 to $0.79 and Adjusted diluted earnings per share in the range of $0.87 to $0.91, in each case based on assumed fully diluted shares outstanding of 55.7 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.83 to $0.88 and Adjusted basic earnings per share in the range of $0.97 to $1.02, in each case based on assumed basic shares outstanding of 46.4 million.

For the first quarter of 2005, K2 forecasts GAAP diluted earnings per share in the range of $0.01 to $0.03 and Adjusted diluted earnings per share in the range of $0.04 to $0.06, in each case based on assumed shares outstanding of 47.8 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.01 to $0.03 and Adjusted basic earnings per share in the range of $0.04 to $0.06, in each case based on assumed shares outstanding of 46.2 million.

Although K2 is not providing a specific forecast at this time for the remaining quarters in 2005, from a seasonality standpoint the second quarter is anticipated to be the smallest in terms of sales and earnings per share, and the third quarter is forecast as the largest quarter followed by the fourth quarter.

K2 forecasts strong liquidity (cash and available capacity under K2’s revolving credit facility) in 2005, with total debt before acquisitions (if any) projected to decrease from current levels by the end of the second quarter.

The forecast statements in this press release are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

Table B provides a reconciliation of 2003, 2004 and forecast 2005 GAAP net sales to Pro Forma net sales, 2003, 2004 and forecast 2005 GAAP operating income to Pro Forma Adjusted operating income, 2003, 2004 and forecast 2005 GAAP net income to Pro Forma Adjusted net income, and a calculation of 2003, 2004 and forecast 2005 EBITDA.

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Unaudited Financial Information

The financial results included in this release are unaudited. The complete audited financial statements of K2 for the fiscal year ended December 31, 2004 will be included in K2 Inc.’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2005.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:45 p.m. Pacific Standard Time (USA), on Tuesday, March 1, 2005. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, and K2 Licensing & Promotions® in the Team Sports segment; K2®, Völkl®, Marker®, Ride® and Brass Eagle® in the Action Sports segment; and, Adio®, Marmot® and Ex Officio® in the Footwear and Apparel segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel, Hawk® skateboard shoes, and Dana Design® backpacks.

Adio®, Atlas®, Brass Eagle®, Dana Designs®, Ex Officio®, Hawk® skateboard shoes, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the Company’s most recent annual report on Form 10-K/A, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the Company does not undertake to update any forward-looking statement.

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K2 INC.

STATEMENTS OF INCOME

(in thousands, except for per share figures)

	FOURTH QUARTER ended December 31		TWELVE MONTHS ended December 31
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net sales	$338,916	$193,785	$1,200,727	$718,539
Cost of products sold	222,051	136,096	800,678	498,620

Gross profit	116,865	57,689	400,049	219,919

Selling expenses	56,785	33,395	197,134	116,509
General and administrative expenses	38,600	18,845	121,895	71,358

Operating income	21,480	5,449	81,020	32,052

Interest expense	7,638	2,702	21,449	9,950
Debt extinguishment costs	—	—	—	6,745
Other (income) expense, net (a)	358	(564)	(246)	(2,218)

Income before provision for income taxes	13,484	3,311	59,817	17,575

Provision for income taxes	4,659	1,159	20,876	6,151

Net income	$8,825	$2,152	$38,941	$11,424

Basic earnings per share:
Net income	0.19	0.07	0.97	0.46

Diluted earnings per share:
Net income	$0.18	$0.07	$0.86	$0.44

Shares:
Basic	46,077	29,238	40,285	24,958
Diluted	55,442	30,206	49,345	28,750

(a)	The twelve month period ended December 31, 2003 includes a $2.2 million gain related to the sale of the utility and light pole assets during the 2003 second quarter.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(in thousands)

	As of December 31
	2004		2003
	(unaudited)		(audited)
Cash	$25,633		$21,256
Accounts receivable, net	369,914	(a)	224,818
Inventories, net	325,125	(a)	237,152

Accounts payable	103,158		77,304
Total debt	415,911	(b)	216,138

Shareholders’ equity	$682,865	(c)	$434,040

(a)	Increase from December 31, 2003 is attributable to the acquisitions of Fotoball USA, Inc. (renamed K2 Licensing & Promotions, “K2 L&P”) on January 23, 2004, Marmot Mountain Ltd. (“Marmot”) on June 30, 2004, Völkl Sports Holding AG (“Völkl”) and The CT Sports Holding AG (“Marker”) on July 7, 2004 and K2’s other acquisitions during 2004.
(b)	The increase in debt is caused by the Company’s acquisitions during 2004, including the seasonal working capital requirements of these acquired businesses.
(c)	Increase from December 31, 2003 is primarily attributable to the acquisitions of K2 L&P, Marmot, Völkl and Marker, resulting in the issuance of an additional 1.0 million shares, 2.8 million and 1.8 million shares, respectively, of common stock of K2.

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TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(in thousands, except for per share figures)

	Quarter ended Dec. 31, 2004	Twelve months ended Dec. 31, 2004
Period ended December 31, 2004 - basic shares (a)	46,077	40,285
Assumed conversion of subordinated convertible debentures	7,804	7,804
Dilutive impact of stock options and warrants	1,561	1,256

Period ended December 31, 2004 - diluted shares (b)	55,442	49,345

Net income for the period ended December 31, 2004 (c)	$8,825	$38,941
Add: Interest component on assumed conversion of subordinated convertible debentures, net of taxes	904	3,616

Net income, adjusted for the period ended December 31, 2004 (d)	$9,729	$42,557

Period ended December 31, 2004 - basic earnings per share (c)/(a)	$0.19	$0.97

Period ended December 31, 2004 - diluted earnings per share (d)/(b)	$0.18	$0.86

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TABLE B

K2 Inc.

Reconciliation of GAAP Actual and Forecast Results to Pro Forma Adjusted Results

(in thousands, except for per share data)

(unaudited)

	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2004	Forecast Twelve Months Ended December 31, 2005 (a)
			Low	High
Net Sales Reconciliation:
GAAP Net Sales (b)	$718,539	$1,200,727	$1,300,000	$1,350,000

Add: Net sales (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2003 and 2004 (c)	386,012	58,050	—	—

Pro Forma Net Sales	$1,104,551	$1,258,777	$1,300,000	$1,350,000

Operating Income Reconciliation:

GAAP Operating Income (b)	$32,052	$81,020	$87,100	$90,520

Add: Operating income (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2003 and 2004 (c)	29,898	(15,433)	—	—
Amortization of acquired intangibles and amortization of increase if fair value of inventories of acquired companies (d)	3,012	8,384	3,327	3,327
Non-cash stock compensation expense (e)	—	224	3,500	3,500

Pro Forma Adjusted Operating Income	$64,962	$74,195	$93,927	$97,347

Net Income Reconciliation:

GAAP Net Income (b)	$11,424	$38,941	$38,350	$40,650

Add: Net income (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2003 and 2004 (c)	13,704	(11,972)	—	—
Amortization of acquired intangibles and amortization of increase in fair value of inventories of acquired companies (d)	1,958	5,457	2,222	2,222
Non-cash stock compensation expense (e)	—	146	2,338	2,338
Amortization of capitalized debt costs (f)	1,058	1,997	2,056	2,056
Less: Additional interest expense from issuance of senior notes in July 2004 (g)	(5,424)	(2,716)	—	—

Pro Forma Adjusted Net Income	$22,720	$31,853	$44,966	$47,266

GAAP Basic Shares Outstanding	24,958	40,285	46,379	46,379
Pro Forma Basic Shares Outstanding (h)	42,998	45,816	46,379	46,379

GAAP Diluted Shares Outstanding	28,750	49,345	55,698	55,698
Pro Forma Diluted Shares Outstanding (h)	48,750	54,876	55,698	55,698

GAAP Basic EPS	$0.46	$0.97	$0.83	$0.88
Pro Forma Adjusted Basic EPS	$0.53	$0.70	$0.97	$1.02

GAAP Diluted EPS	$0.44	$0.86	$0.75	$0.79
Pro Forma Adjusted Diluted EPS	$0.51	$0.65	$0.87	$0.91

Calculation of EBITDA (i):

GAAP Operating Income	$32,052	$81,020	$87,100	$90,520
Depreciation and Amortization	18,530	33,055	31,995	31,995

EBITDA	$50,582	$114,075	$119,095	$122,515

Calculation of Free Cash Flow (j) :
GAAP Net Income	$11,424	$38,941
Non-cash tax expense	2,556	14,402

Free Cash Flow	$13,980	$53,343

See accompanying footnotes and related information for Table B below.

TABLE C

K2 Inc.

Reconciliation of GAAP to Adjusted Results

(in thousands, except for per share amounts)

	Forecast Three Months Ended March 31, 2005		Forecast Twelve Months Ended December 31, 2005
	Low	High	Low	High
Net Sales	$295,000	$305,000	$1,300,000	$1,350,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$8,300	$9,800	$87,100	$90,520

Add: Amortization of acquired intangibles and amortization of increase to fair market value of inventories of acquired companies (b)	746	746	3,327	3,327
Non-cash stock compensation expense (c)	125	125	3,500	3,500

Adjusted Operating Income	$9,171	$10,671	$93,927	$97,347

Net Income Reconciliation:
GAAP Net Income (a)	$600	$1,600	$38,350	$40,650

Add: Amortization of acquired intangibles and amortization of increase to fair market value of inventories of acquired companies (b)	498	498	2,222	2,222
Non-cash stock compensation expense (c)	83	83	2,338	2,338
Amortization of capitalized debt costs (d)	514	514	2,056	2,056

Adjusted Net Income	$1,695	$2,695	$44,966	$47,266

GAAP and Adjusted Basic Shares Outstanding	46,223	46,223	46,379	46,379

GAAP and Adjusted Diluted Shares Outstanding	47,835	47,835	55,698	55,698

GAAP Basic EPS	$0.01	$0.03	$0.83	$0.88
GAAP Diluted EPS	$0.01	$0.03	$0.75	$0.79

Adjusted Basic EPS	$0.04	$0.06	$0.97	$1.02
Adjusted Diluted EPS	$0.04	$0.06	$0.87	$0.91

See accompanying footnotes and related information for Table C below.

FOOTNOTES AND RELATED INFORMATION FOR TABLE B

Explanation of adjustments:

(in thousands)

(a)	The forecast in this column is based on current expectations and does not purport to be indicative of future results. This forecast does not take into account the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release. In comparing this forecast to the 2003 and 2004 results, the 2005 forecast reflects the impact of a full year of all of K2’s acquisitions completed during 2003 and 2004 as compared to the 2003 and 2004 results, which reflect only the full year pro forma results of K2’s acquisitions of Rawlings, Brass Eagle, Marmot and Völkl and Marker. Adjustments to include the results of operations of other additional acquisitions completed by K2 during 2003 and 2004 have not been made because the effects of these additional acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.
(b)	Amounts represent K2’s results of operations for the periods presented in accordance with U.S. generally accepted accounting principles.
(c)	Adjustment reflects the additional audited and unaudited results of operations prior to the acquisition by K2 as if each significant acquisition completed by K2 during 2003 and 2004 were included in K2’s results for the entire fiscal year. For purposes of this calculation K2’s significant acquisitions during 2003 and 2004 consisted of: Rawlings acquired by K2 on March 26, 2003; Brass Eagle acquired on December 8, 2003; Marmot acquired on June 30, 2004; and Völkl and Marker acquired on July 7, 2004.
(d)	Adjustment represents the non-cash amortization expense associated with acquired intangible assets and the non-cash amortization expense associated with the increase to fair market value of acquired inventories, resulting from K2’s acquisition activities during 2003 and 2004.
(e)	Adjustment represents the forecast non-cash compensation expense resulting from the required expensing of stock options and restricted stock awards.
(f)	Adjustment represents non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.
(g)	Adjustment reflects the increase in interest expense for the period as if the $200,000 in senior notes were issued on January 1, 2003 and outstanding for the entire twelve month periods. The senior notes were issued on July 1, 2004 in connection with the acquisitions of Völkl, Marker and Marmot.
(h)	Pro Forma basic and diluted shares outstanding reflects the increase to GAAP basic and diluted shares as if the shares of K2 common stock issued in connection with the acquisitions of Rawlings, Brass Eagle, Völkl, Marker and Marmot and the public offering of K2 common stock were completed on January 1, 2003.
(i)	Earnings before interest income, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP financial measure which represents net income excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under GAAP. We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments and income from interest on the Company’s cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.
(j)	Free Cash Flow included in this press release is a non-GAAP financial measure which represents net income plus non-cash income tax expense. Free Cash Flow, as defined above, may not be similar to Free Cash Flow measures used by other companies and is not a measurement under GAAP. Management uses Free Cash Flow in evaluating the overall performance of the Company’s business operations.

Use of Adjusted Pro Forma Financial Information

(in thousands, except for per share figures)

To supplement the results presented in accordance with generally accepted accounting principles (GAAP), for the twelve months ended December 31, 2004, K2 also used Pro Forma Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to include the results of operations of significant acquisitions and related costs prior to their date of acquisition and to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the twelve months ended December 31, 2004 and are indicators management uses for planning and forecasting future periods.

Pro Forma adjustments include the audited and unaudited financial results giving effect to the acquisition by K2 of Rawlings, Brass Eagle and Marmot as if the acquisitions were completed on January 1, 2003 and Völkl, Marker as if the acquisitions were completed on April 1, 2003, the first day of the first period for which pro forma financial information is presented. The adjustments to reflect the financial results of Rawlings, Brass Eagle, Völkl, Marker and Marmot do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. Adjustments to include the results of operations of other additional acquisitions completed by K2 during 2003 and 2004 have not been made because the effects of these additional acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

K2 also included an adjustment to reflect additional interest expense as if the $200,000 in senior notes K2 issued in connection with the acquisitions of Völkl, Marker and Marmot were issued on January 1, 2003, and adjustments to reflect the issuance of additional shares of common stock for the acquisitions and K2’s July 2004 equity offering as if they were completed on January 1, 2003.

Use of Adjusted Financial Information

To supplement the actual and forecast results presented above in accordance with GAAP for the applicable periods, K2 uses Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based actual and forecast results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for, GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities during 2003 and 2004 as well as non-cash stock-based compensation associated with the expensing of stock options beginning in the 2005 third quarter because K2 management does not believe these non-cash expenses are indicative of K2’s core business. Even though such items have recurred in the past and may recur in future periods, they are driven by events such as acquisitions and new accounting pronouncements that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results and Adjusted comparable period results. These Adjusted financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

FOOTNOTES AND RELATED INFORMATION FOR TABLE C

Explanation of adjustments:

(a)	Amounts represent K2’s forecast operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles.
(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities during 2003 and 2004, and the forecast non-cash amortization expense associated with the increase to fair market value of acquired inventories resulting from K2’s acquisition activities during 2004.
(c)	Adjustment represents the forecast non-cash compensation expense resulting from stock options and restricted stock awards.
(d)	Adjustment represents the forecast non-cash amortization expense of capitalized debt costs associated with K2’s revolving credit facility, convertible subordinated debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

See “Use of Adjusted Financial Information” in Footnotes and Related Information for Table B for the 2005 forecast financial information.